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                                  Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this registration statement on Form S-1 of the following:

     o Our report dated May 11, 1997, except for Note 14, as to which the date is November 3, 1997, on our audits of the consolidated financial statements of Triumph Fuels Corporation (formerly Portfield Investments, Inc.).

     o Our report dated October 16, 1997 on our audits of the financial statements of Moffitt Oil Company, Inc.

     o Our report dated October 1, 1997 on our audits of the combined financial statements of Winnco, Inc. and W.W. Transports, Inc.

We also consent to the reference to our firm under the caption "Experts."

/s/ Coopers & Lybrand L.L.P.
Coopers & Lybrand L.L.P.

Denver, Colorado
November 3, 1997